                                                                    Exhibit 10.1



                                   AMENDMENT

                                      TO

                      AGENCY, SERVICES, AND DISTRIBUTION

                                by and between

                         BAXTER HEALTHCARE CORPORATION
                                   as Baxter

                                      and

                       ALLEGIANCE HEALTHCARE CORPORATION
                                 as Allegiance

                                 AMENDMENT TO
                                 ------------
                 AGENCY, SERVICES, AND DISTRIBUTION AGREEMENT
                 --------------------------------------------

     This is an Amendment to the October 1, 1996, Agency, Services, and Distribution Agreement (the "Agreement") by and between Baxter Healthcare Corporation, a Delaware corporation with its principal offices at One Baxter Parkway, Deerfield, Illinois 60015 (hereinafter called "Baxter") and Allegiance Healthcare Corporation, a Delaware corporation with its principal offices at 1430 Waukegan Road, McGaw Park, Illinois 60085 (hereinafter called "Allegiance").

     Baxter and Allegiance desire to amend and do hereby amend the Agreement as follows:

1.   This Amendment is effective as of January 1, 1998.

2. Sections 1.1.3, 1.1.4, and 1.1.15 of the Agreement are deleted in their entirety. New Section 1.1.4 is added as follows:

          1.1.4 "Best Value Products" shall mean a select offering of Allegiance-distributed and Allegiance-manufactured products which perform consistently, offer the best value for the price, and provide good economics throughout the supply chain. Best Value Products are specially promoted externally to Allegiance customers and internally to Allegiance sales personnel through financial incentives. All Best Value Products are required to meet the following specific criteria: (a) the product must be a market leader as demonstrated by sales volume or have the potential to become a market leader; (b) the product must provide a return on managed capital greater than 30% after tax; and (c) the product must meet a minimum of silver status on the supplier scoreboard attached as Exhibit E. Notwithstanding the foregoing criteria, the Products listed on Exhibits A and B from time to time will be deemed Best Value Products; provided, however, that endotracheal tubes, temperature probes, and heat and moisture exchangers (whether with or without filters) identified on Exhibit A will not be considered to be Best Value Products solely on account of their being listed on Exhibit A. Nothing in this Section shall obligate Allegiance to treat Products as Best Value Products for purposes of sales compensation or customer incentives.

3.   The penultimate sentence of Section 4.1.1 is deleted.

4. The parties desire to extend the Agreement for two additional years. Accordingly, Section 5 of the Agreement deleted in its entirety and replaced with the following:

     5. Term. The initial Term of this Agreement shall begin on the effective date of this Agreement and, except as otherwise provided in this Agreement, end at the end of the day on December 31, 2003. On November first of each calendar year beginning in 2000, the Term shall be extended automatically for successive additional periods of one (1) year each, unless and until either Allegiance or Baxter has given written notice to the other that the Agreement will expire at the end of its then-current term.

5. Section 6, subsections 6.1, 6.3, 6.4, and 6.6.1 are deleted in their entirety.

6.   New Sections 6.1, 6.3, 6.4, and 6.19 are added to the Agreement as follows:
     6.1 Fees. Baxter shall pay to Allegiance a service fee in the amounts set forth on the attached Schedule 1 to this amendment for each of the calendar years during the Term of the Agreement in consideration of performance by Allegiance of its duties in respect of the Products in addition to amounts otherwise set forth.

     6.3 Fee Increase. If Contract Net Sales in any calendar year exceed by more than $20 million the Target set forth on the attached Schedule 2 to this amendment for such calendar year, then the service fee for that year will be increased by an amount calculated by multiplying the percentage set forth for that year on Schedule 2 by the amount of the Contract Net Sales in excess of the Target.

     6.4 Fee Decrease. If Contract Net Sales in any calendar year are greater than $20 million below the Target set forth on the attached Schedule 2 to this amendment for such calendar year, then the service fee for that year will be decreased by an amount calculated by multiplying the percentage set forth for that year on Schedule 2 by the amount of the shortfall in Contract Net Sales compared to the Target.

     6.19 Sales Promotions. Baxter and Allegiance may agree from time to time on Special Promotions and Programs subject to agreement on the scope, cost, Product inclusions, duration, customers, and appropriate compensation of Allegiance's sales reps to which such Special Promotions or Programs will apply.

7.   The first line of Section 6.14.1 is amended to replace the phrase "Sections
     6.1 and 6.3" with the phrase "Section 6.1".

8. Sections 8.1.1, 8.1.2, and 8.1.3 are deleted in their entirety and replaced with the following:
     8.1.1 The service fee for each year, subject to adjustment as set forth in Sections 6.3 or 6.4 above, will be paid monthly, on the fifteenth day of the following month, according to the following percentages:
          January, February, March      7.5% of the service fee per month
          April, May, June              8.0% of the service fee per month
          July, August, September       8.5% of the service fee per month
          October, November             9.0% of the service fee per month
          December                      the balance due.

     If at any time during the Term of this Agreement Baxter forecasts that Contract Net Sales will be more than $20 million above or below the target level set forth above, then the service fee and the remaining monthly installments of the service fee paid to Allegiance for that year pursuant to Sections 6.1 and 8.1.1 will be increased or decreased, as appropriate.

     8.1.2 Allegiance shall make payment to Baxter, at the aggregate Suggested Sales Prices, for its aggregate purchases of Products sold by Allegiance under the Distributor Model, net 30 days from the date of shipment of the Product by Allegiance to the customer for Products on consignment to Allegiance.

     8.1.3 On or before the fifth business day of each calendar month during the Term, Baxter shall report to Allegiance its Agency Net Sales for the previous calendar month. Each business day during the Term, Allegiance shall report to Baxter its aggregate sales and returns of Products for the previous business day by code and by customer for Distributor Model and BCS Kit Model transactions, and such reports shall also include, with respect to Distributor Model transactions, the Suggested Sales Price and Allegiance's actual purchase price of the Products.

9. Effective upon addition of new Schedules C-1 and D-1, in respect of Section 16.1.1, Baxter agrees not to exercise its right of termination in the event of a Change of Control, as defined therein, unless the Change of Control involves a Person which is, or is owned by or under common direct or indirect control by or with any party identified on the attached Schedule 3 to this amendment.

     The following sentence is added to the end of Section 16.1.1 of the
Agreement: In the event a Change of Control affecting Allegiance occurs and as to which Baxter has agreed not to exercise its right of termination, this Agreement shall expire no later than three (3) years following the effective date of the Change of Control.

10. New Schedule C-1, setting forth performance standards in connection with Allegiance's performance of its duties pursuant to Section 9, will be attached hereto and made a part of the Agreement as soon as practicable.

11. New Schedule D-1, setting forth performance standards in connection with Baxter's performance of its duties pursuant to Section 10, will be attached hereto and made a part of the Agreement as soon as practicable.

12. All other terms, conditions, and Exhibits of the Agreement remain in full force and effect.

     In Witness Whereof, the parties have by their duly authorized offices executed this Agreement as of the date first above written.

BAXTER:                                   ALLEGIANCE:
------                                    ----------
BAXTER HEALTHCARE CORPORATION             ALLEGIANCE HEALTHCARE
                                          CORPORATION


By:______________________________         By:______________________________

Name:   David C. McKee                    Name:   Joseph L. Damico
     ----------------------------              ----------------------------

Title:  Corporate Vice President          Title:  President & COO
      ---------------------------               ---------------------------

Date:   March 27, 1998                    Date:   March 26, 1998
     ----------------------------              ----------------------------